EXHIBIT 99.1
For Immediate Release
Contacts:
Thomas Higgins
Chief Financial Officer
508.497.2809
Stacey Hollifield
Schwartz Communications
781.684.0770
Caliper Life Sciences Reports Fourth Quarter and Year-End Results
-Company Reaches Goal of Positive Operating Cash Flow for Quarter-
HOPKINTON, MA, February 22, 2006 — Caliper Life Sciences, Inc. (Nasdaq: CALP), a leading provider of products and services for drug discovery research, today announced its fourth quarter and year-end financial results for 2005. For the quarter ended December 31, 2005, total revenues were $26.9 million, up 12% from $24.1 million in the same period last year. Areas of strength for the quarter were revenues from microfluidics products; liquid handling instrumentation revenues, driven by Caliper’s OEM supply collaboration with Affymetrix; and enhanced service revenues, including screening and profiling services provided by NovaScreen. Net loss for the quarter was $1.5 million, or $0.04 per share, as compared to a net loss of $6.9 million, or $0.23 per share, in the comparable period last year. The Company reported $3 million in positive cash flow from operations for the fourth quarter of 2005.
For the full year 2005, total revenues were $87.0 million, up 9% from $80.1 million in 2004. Net loss for the period was $14.5 million, or $0.46 per share, as compared to a net loss of $31.6 million, or $1.08 per share in the full year 2004. Cash and short-term marketable securities were $31.7 million at December 31, 2005.
R&D expenses were $4.8 million for the fourth quarter of 2005 compared to $4.7 million in the same period in 2004. On a full year basis, R&D expenses declined by 23%, from $22.7 million in 2004 to $17.4 million in 2005, as the company continued to focus on commercially attractive opportunities. SG&A expenses for the fourth quarter of 2005 were $8.1 million compared to $8.3 million in the same period in 2004, and on a full year basis were $31.2 million compared to $32.3 million for the full year 2004.

“We reached our goal of being cash-flow positive from operations for the fourth quarter of 2005, a goal that we established shortly after completing the combination of Caliper and Zymark in mid-2003,” said Kevin Hrusovsky, president and CEO at Caliper. “Combined with record sales and record growth of our microfluidic products in the fourth quarter, this achievement highlights the success of the Caliper-Zymark combination.”
An important milestone for the fourth quarter was the acquisition of NovaScreen Biosciences, which closed on October 3, 2005. NovaScreen, a private, profitable assay development and screening services business when acquired by Caliper, increased the service component of Caliper’s total revenue, and was a revenue growth driver for the fourth quarter.
“Our rapid integration of NovaScreen allowed us to hit the ground running and generate solid revenues for the quarter,” continued Hrusovsky. “The NovaScreen acquisition was also an important strategic move as it added in vitro testing services, in high demand from our pharmaceutical and biotech customers, to our existing in vitro drug discovery product line.”
Other key milestones for Caliper in 2005 included several out-licensing transactions of the company’s intellectual property estate, including an extension of Agilent’s license rights to diagnostic applications. The Company believes these licensing arrangements should further the momentum of industry adoption of Caliper’s LabChip® technologies. In addition, the Company grew placements of LabChip microfluidics systems, including multiple LabChip 3000 placements at three large pharmaceutical companies, and key placements of LabChip 90 systems at several renowned academic institutions. The launch in 2005 of Affymetrix’s automated sample preparation (GCAS) system, which is based on the Caliper Sciclone liquid handling instrument, underscored Caliper’s role as a value-added supplier of core discovery technologies.
“2005 was the year our in vitro strategy went into high gear,” said Hrusovsky. “Through our achievements we are now able to offer in vitro testing products and services that yield unprecedented data quality and productivity for biochemical and cellular research. In 2006, with our pending acquisition of Xenogen Corporation and the addition of its powerful in vivo imaging products and services, we will further transform our company by creating the capability to offer a highly correlated suite of products and services that integrate in vitro and in vivo testing. Caliper expects that by doing so, we will be able to offer much-needed biomarker tools and new models of experimentation that will provide clinically relevant insights earlier in the drug discovery process.”
“Our outlook for the first quarter of 2006 is $21 to $23 million in total revenue,” continued Hrusovsky. “We expect to complete the Xenogen acquisition by the end of the second quarter of 2006 and, reflecting the effects of that transaction, anticipate between $120 and $128 million in total revenues for the full year 2006.”
Caliper senior management will discuss fourth quarter and year-end results during a conference call to be held today, Wednesday, February 22, at 9am EST. To participate in the call, please dial 866.362.4832 five to ten minutes prior to the call and use the participant passcode of 65816366. International callers can access the call by dialing 617.597.5364 and using the same passcode.
To listen to the webcast of the call, visit http://www.fulldisclosure.com several minutes prior to the call and follow the instructions provided.
Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call. To access a recording of the proceedings from February 22 through March 1, 2006, dial 888.286.8010 and use the participant passcode of 71915150. International callers can access the playback by dialing 617.801.6888 and using the same participant passcode.
A recording of the proceedings will be available from February 22 until Caliper’s earnings call for the first quarter of 2006 at http://www.fulldisclosure.com or at Caliper’s website http://www.caliperLS.com in the Events section of the Investor Relations page.
About Caliper Life Sciences
Caliper Life Sciences is a leading provider of drug discovery and life sciences research solutions for the pharmaceutical and biotechnology industries. Caliper’s mission is to transform drug discovery and diagnostics by offering the industry’s most comprehensive array of products of services for clinically relevant experimentation. Based in Hopkinton, Massachusetts, Caliper services approximately 80 percent of the world’s leading pharmaceutical companies through representation in thirty countries. More information about Caliper and its products and services can be found on the web at www.caliperLS.com.
The statements in this press release regarding Caliper’s pending acquisition of Xenogen Corporation and its related goal of offering a highly correlated suite of products and services that integrate in vitro and in vivo testing, including biomarker tools and new models of experimentation that will provide clinically relevant insights earlier in the drug discovery process, as well as statements regarding Caliper’s outlook for revenues for the first quarter of 2006 and for the full year are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements as a result of a number of factors, including the risk that Caliper may not be able to close its expected acquisition of Xenogen Corporation for, among other reasons, an inability to obtain required regulatory or stockholder approvals, and the risks that unexpected difficulties may be encountered in gaining wider adoption of Caliper’s new products, and that Caliper’s expectations regarding demand for its products and services may not materialize if capital spending by Caliper’s customers declines, if competitors introduce new competitive products, or if Caliper is unable to convince potential customers regarding the superior performance of its drug discovery systems and other products. Further information on risks faced by Caliper are detailed under the caption “Factors Affecting Operating Results” in

Caliper’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2005, and in subsequent filings with the SEC including Caliper’s most recent Quarterly Report on Form 10-Q filed with the SEC on November 9, 2005. These filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Caliper does not undertake any obligation to update forward-looking or other statements in this release or the conference call.
LabChip and Caliper are trademarks of Caliper Life Sciences, Inc.
Important Notice
Caliper Life Sciences, Inc. intends to file a Registration Statement on Form S-4 in order to register the shares of its common stock and warrants to be issued to the former stockholders of Xenogen in the proposed merger described above, and Caliper Life Sciences, Inc. and Xenogen Corporation will be filing a joint proxy statement with the Securities and Exchange Commission. Investors and security holders of Caliper Life Sciences, Inc. and Xenogen Corporation are advised to read the Registration Statement on Form S-4 and the joint proxy statement regarding the proposed merger referred to in this communication when they become available because they will contain important information. Caliper Life Sciences, Inc. and Xenogen Corporation expect to mail the joint proxy statement about the proposed merger to their respective stockholders. Investors and security holders may obtain a free copy of the proxy statement and any other documents filed by Caliper Life Sciences, Inc. and Xenogen Corporation at the Securities and Exchange Commission’s web site at http://www.sec.gov and directly from Caliper Life Sciences, Inc. and Xenogen Corporation, respectively.
Caliper Life Sciences, Inc. and its officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of Caliper Life Sciences, Inc. with respect to the proposed merger. Information regarding such officers and directors is included in Caliper Life Sciences, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and in its proxy statement for its 2005 annual meeting, filed with the Securities and Exchange Commission. This document is available free of charge at the Securities and Exchange Commission’s web site at http://www.sec.gov and directly from Caliper Life Sciences, Inc.

CALIPER LIFE SCIENCES, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues:
Product revenue	$18,171	$18,055	$59,565	$57,808
Service revenue	6,137	3,369	16,430	13,448
License fees and contract revenue	2,634	2,668	11,014	8,871

Total revenues	26,942	24,092	87,009	80,127
Costs and expenses:
Cost of product revenue	11,674	12,029	39,960	38,350
Cost of service revenue	3,237	1,597	8,291	6,673
Research and development	4,809	4,696	17,448	22,728
Selling, general and administrative	8,128	8,322	31,210	32,325
Stock-based compensation, net	415	365	1,585	2,770
Amortization of intangible assets	1,376	925	4,069	3,805
Restructuring charges (credits)	(1,276)	3,559	(1,005)	6,018

Total costs and expenses	28,363	31,493	101,558	112,669

Operating loss	(1,421)	(7,401)	(14,549)	(32,542)
Interest income, net	197	140	895	846
Other income (expense), net	(185)	581	(689)	517

Loss before income taxes	(1,409)	(6,680)	(14,343)	(31,179)
Provision for income taxes	(79)	(237)	(114)	(377)

Net loss	$(1,488)	$(6,917)	$(14,457)	$(31,556)

Net loss per common share, basic and diluted	$(0.04)	$(0.23)	$(0.46)	$(1.08)

Shares used in computing net loss per common share, basic and diluted	33,421	29,831	31,313	29,273

CALIPER LIFE SCIENCES, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2005	2004
	(unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$8,575	$10,403
Marketable securities	23,129	39,834
Accounts receivable, net	19,532	17,040
Inventories	11,061	9,828
Prepaid expenses and other current assets	2,657	2,138

Total current assets	64,954	79,243
Property and equipment, net	12,019	6,186
Intangibles, net	16,822	12,745
Goodwill	60,866	47,215
Other assets	3,548	2,558

Total assets	$158,209	$147,947

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	31,204	27,009
Long-term obligations	8,567	9,359
Stockholders’ equity	118,438	111,579

Total liabilities and stockholders’ equity	$158,209	$147,947

Note 1: Derived from audited financial statements for the year ended December 31, 2004.
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